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                                                                  EXHIBIT 3.1.61

                            CERTIFICATE OF AMENDMENT
                       OF CERTIFICATE OF INCORPORATION OF
                             SCI U.K. HOLDING, INC.

         SCI U.K. Holding, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution approved by the Corporation's Board of Directors and Stockholders was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware:

         WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation to amend the Corporation's Certificate of Incorporation so as to increase the total authorized stock of the Corporation to 100,000 shares of $0.10 par value;

         RESOLVED, the Certificate of Incorporation of the Corporation shall be amended by deleting the fourth paragraph in its entirety and inserting in lieu thereof the following language (the "Amendment"):

                  FOURTH: The amount of the total authorized stock of this Corporation is Ten Thousand Dollars ($10,000.00), divided into One Hundred Thousand (100,000) shares, of One-Tenth of One Dollar ($0.10) each.

         IN WITNESS WHEREOF, SCI U.K. Holding, Inc. has caused this Certificate to be signed and attested by its duly authorized officers as of the 4th day of April, 1985.

                                                  SCI U.K. HOLDING, INC.

                                                  By: /s/  Olin B. King
                                                     ---------------------------
ATTEST:
                                                  Title: Vice President/Director

By: /s/  [ILLEGIBLE]
   --------------------------------

Title: Secretary/Director

[CORPORATE SEAL]